Exhibit 99.A

                                           June 16, 1999

        Mr. Warren G. Lichtenstein
        Steel Partners II, L.P.
        150 East 52nd Street
        21st Floor
        New York, NY 10022

        Dear Mr. Lichtenstein:

        This acknowledges receipt of your letter to me dated June 10th and the Lichtenstein/Steel Partners II SEC Form 13D filed on June 14th to which was attached your June 10th letter to me.

        By letter dated June 3rd, I advised you that the Board had twice considered and unanimously rejected your proposal. This decision was reached by the Board after a lengthy and detailed discussion of Ronson's long and short term plans and prospects and giving appropriate consideration to the background and policies of Steel Partners. The reasons for the rejection were clearly stated in that letter, a copy of which is enclosed to refresh your memory.

        Not uncharacteristically, in your news release and in your filing with the SEC, you have misrepresented your proposal as an "all cash offer." The fact is that it is not an "offer" but merely a request to negotiate subject to a lengthy and critical list of conditions and contingencies, including the waiver of several normal provisions of the Company's Certificate of Incorporation and By-Laws, a Preferred Rights Plan similar to those widely adopted by public corporations, and a New Jersey statute specifically adopted to protect the interests of shareowners and employees of New Jersey corporations. The Board has determined that it would not be in the interests of Ronson's public shareholders to waive or modify these provisions.

        It would be imprudent for the Board of Directors to enter into any such discussion with you and potentially dangerous to the best interests of the Company, its shareowners and employees. You should be well aware that any discussions would inevitably involve the disclosure of the Company's confidential plans and programs for growth and profitability. While you may believe that you and your secret investor group are entitled to special treatment and privileges, the Ronson Board adheres to the policy of equal disclosure to all shareowners and the furtherance of the interests of the Company and all of its shareowners and employees.

        I believe we have also made it clear that, based simply on your admitted goals and business practices, you and your group have not demonstrated that you have any interest in treating Ronson's shareholders fairly. You have boasted to your investor group in correspondence that you have never publicly disclosed - that your policy and goal is to "buy $1.00 for 50 cents." While this may be a worthy goal for your investors, you must concede that it clearly proves that your goal is to acquire targeted companies at well below their real value.

        You further lay bare, in your "confidential" communications to your cohorts, the true nature of your business philosophy by likening yourself and your operations to that of a vulture and bragging of your ruthless "blocking and tackling" style of doing business.

        Furthermore, you continue to fail to answer certain pertinent questions which were first asked as part of our due diligence responsibilities in 1997 and repeated in 1998 and 1999. Your corporate history reflects that, as with many other companies you have attacked as well as ours, you work on the premise of issuing misleading and divisive statements to serve the purpose of you and your group.

        The members of the Board have reaffirmed their support of the ongoing strategic plan and vision for the Company as expressed in the Company's Annual Report and their judgment that the Company is on sound footing and well established for long term profit and growth. The Board has particularly noted the substantial progress being made on the environmental cleanup of the Prometcor site which, when completed, will alleviate the large cash drain on the Company's cash flow and net earnings.

        We will, of course, keep you updated about these and other important events concerning Ronson at the same time, and in the same way, that we keep all of our other shareholders apprised about important events affecting the Company.

                                            Sincerely,


                                            /s/ Louis V. Aronson II
                                            -----------------------
                                            Louis V. Aronson II

                                                     June 3, 1999
     Enclosure to letter dated June 16, 1999:

     Mr. Warren G. Lichtenstein
     Steel Partners II, L.P.
     150 East 52nd Street
     21st Floor
     New York, NY  10022

     Dear Mr. Lichtenstein:

     This acknowledges receipt of your letter to me dated May 26th.

     As publicly announced May 19, 1999, the Board of Directors determined it not to be in the best interests of the Company or its shareholders to engage in negotiation of the conditional and contingent proposal set forth in your letter of May 13, 1999. This decision was reached by the Board after a lengthy and detailed discussion of Ronson's long and short term plans and prospects and giving appropriate consideration to the background and policies of Steel Partners.

     In response to your letter of May 26th, each member of the Board has unanimously reaffirmed their support for the action taken by the Board on May 19, 1999. The members of the Board further reaffirmed their support of the ongoing strategic plan and vision for the Company as expressed in the Company's Annual Report and their judgment that the Company is on sound footing and well established for long term profit and growth. The Board has particularly noted the substantial progress being made on the environmental cleanup of the Prometcor site which, when completed, will alleviate the large cash drain on the Company's cash flow and net earnings.

                                            Sincerely,


                                            /s/ Louis V. Aronson II
                                            -----------------------
                                            Louis V. Aronson II